Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS STRONG EARNINGS IN THIRD QUARTER;

RAISES FULL YEAR EPS GUIDANCE

STAMFORD, CONNECTICUT – October 25, 2010 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported that third quarter 2010 earnings per diluted share increased 17% to $0.70, compared to $0.60 in the third quarter of 2009.

Third quarter 2010 sales of $560.7 million increased $10.0 million, or 1.8%, compared to the third quarter of 2009, resulting from a core sales increase of $19.7 million (3.6%), offset by unfavorable foreign currency translation of $8.2 million (1.5%) and a decrease in sales from divestitures, net of acquisitions, of $1.5 million.

Third quarter 2010 operating profit increased 13% to $62.9 million, compared to $55.5 million in the third quarter of 2009, and operating profit margin increased to 11.2%, compared to 10.1% in the third quarter of 2009.

“I am pleased with our third quarter results as core revenues increased 3.6% and represented the second consecutive quarter of year-over-year revenue growth, an indication that our businesses are continuing to recover, albeit at a modest rate,” said Crane Co. president and chief executive officer

Eric C. Fast. “Given our solid performance through the first nine months of the year and expectations for continued strength in the fourth quarter, we are raising our 2010 earnings per share guidance to a range of $2.50–$2.60 per diluted share, compared to our previous range of $2.35–$2.50. Consistent with our prior guidance, we are assuming a $0.05 per share benefit from the expected reinstatement of the U.S. R&D tax credit retroactive to January 1, 2010.”

Cash Flow and Financial Position

As anticipated, cash used for operating activities in the third quarter of 2010 was $4.6 million, which included the effect of a previously disclosed $25 million discretionary pension contribution and higher working capital needs to support improving sales trends, compared to cash provided by operating activities of $80.0 million in the third quarter of 2009. Management continues to expect 2010 free cash flow (cash provided by operating activities less capital spending) to be in the $100–$115 million range. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.) During the third quarter of 2010, the Company repurchased 567,758 shares of its common stock for approximately $20 million. The Company’s cash position at September 30, 2010 was $315.6 million, as compared to $335.5 million at June 30, 2010.

Segment Results

All comparisons detailed in this section refer to the third quarter 2010 versus the third quarter 2009.

Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2010	2009
Sales	$143.2	$136.9	$6.3	5%
Operating Profit	$25.4	$19.9	$5.4	27%
Profit Margin	17.7%	14.6%

Third quarter 2010 sales increased $6.3 million, or 5%, reflecting a $5.2 million (7%) improvement in Aerospace Group sales and an increase of $1.1 million (2%) in Electronics Group revenue. Segment operating profit of $25.4 million increased by $5.4 million, or 27%, reflecting strong sales growth and margin improvement in the Aerospace Group.

Aerospace & Electronics order backlog was $402 million at September 30, 2010, as compared to $395 million at June 30, 2010.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2010	2009
Sales	$54.9	$48.1	$6.8	14%
Operating Profit	$8.0	$7.5	$0.4	6%
Profit Margin	14.5%	15.7%

Segment sales of $54.9 million increased 14% compared to the third quarter of 2009, as a result of robust demand in the recreational vehicle and transportation markets, while building products related sales were flat. Operating profit grew 6%, and margins declined 120 basis points on the higher sales due to increased raw material costs.

Merchandising Systems

	Third Quarter		Change
(dollars in millions)	2010	2009
Sales	$77.2	$75.9	$1.3	2%
Operating Profit	$6.3	$6.9	($0.7)	(9%)
Profit Margin	8.1%	9.1%

Merchandising Systems sales of $77.2 million increased $1.3 million, or 2%, primarily due to higher sales in Vending Solutions. Operating profit of $6.3 million was down $0.7 million, or 9%, as the prior year included one-time positive items of a legal settlement and the reduction of a liability estimate associated with the Company’s restructuring program.

Fluid Handling

	Third Quarter		Change
(dollars in millions)	2010	2009
Sales	$255.8	$266.8	($11.0)	(4%)
Operating Profit	$33.2	$34.9	($1.7)	(5%)
Profit Margin	13.0%	13.1%

Third quarter 2010 sales decreased $11.0 million, or 4.2%, which included unfavorable foreign currency translation of $6.2 million (2.4%) and a core sales decline of $4.8 million (1.8%). The third quarter 2010 core sales decline of 1.8% compared favorably to the 13% and 4% declines experienced in the first and second quarters of 2010, respectively. Sales stabilized at approximately $255 million in the second and third quarters of 2010, and backlog remained healthy at $267 million at September 30, 2010, compared to $258 million at June 30, 2010, and $250 million at December 31, 2009. Despite the third quarter sales decline, segment operating profit margins remained strong at 13.0%.

Controls

	Third Quarter		Change
(dollars in millions)	2010	2009
Sales	$29.6	$23.1	$6.5	28%
Operating Profit (Loss)	$1.9	($1.7)	$3.6	NM
Profit Margin	6.6%	(7.2%)

Third quarter 2010 sales of $29.6 million increased 28%, primarily reflecting improvement in industrial transportation and oil & gas related demand. Operating profit of $1.9 million showed meaningful improvement over 2009.

During the quarter, the Company divested two small parts of the Controls Group: the Wireless Monitoring Solutions business, and the diagnostics product line of Dynalco. The net gain associated with these divestitures is included in Miscellaneous – Net on the accompanying Income Statement.

Additional Information

Please see the condensed financial statements and the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the

Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the third quarter financial results on Tuesday, October 26, 2010 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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